Exhibit 10.19

Appendix A

to Award Letter

dated

August 16, 2004

Terms and Conditions of

Employee Nonqualified Stock Option Award

The nonqualified stock option (the “Option”) granted to you by Westlake Chemical Corporation (the “Company”) to purchase common stock of the Company (“Common Stock”) is subject to the terms and conditions set forth in the Westlake Chemical Corporation 2004 Omnibus Incentive Plan (the “Plan”), any rules and regulations adopted by the Administrator (as defined in the Plan), and any additional terms and conditions set forth in this Appendix A which forms a part of the attached award letter to you (the “Award Letter”). Any terms used in this Appendix A and not defined in the Award Letter or this Appendix A have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and this Appendix A, the terms of the Plan will control.

1.	Grant Price

You may purchase the shares of Common Stock covered by the Option for the Grant Price stated in your Award Letter.

2.	Term of Option

Your Option expires on the Expiration Date stated in your Award Letter. However, your Option will terminate prior to the Expiration Date as provided in Paragraph 6 of this Appendix A upon the occurrence of one of the events described in that paragraph. Regardless of the provisions of Paragraph 6, in no event can your Option be exercised after the Expiration Date.

3.	Earn-out of Option

(a)	Unless it becomes vested and exercisable on an earlier date as provided in Paragraph 6 below, your Option will become vested and exercisable in cumulative installments as set forth in the Schedule in your Award Letter.

(b)	To the extent your Option has become vested and exercisable, you may exercise the Option as to all or any part of the shares covered by the Option, at any time on or before the date the Option expires or terminates, subject to any limitations imposed by law or by Company policy regarding transactions in Common Stock.

4.	Exercise of Option

Subject to the limitations set forth in this Appendix A and in the Plan, your Option may be exercised from time to time, in accordance with its terms, by written notice signed and delivered by you or another person entitled to exercise the Option to the General Counsel of the Company at its principal executive office in Houston, Texas, or as it may hereafter be located, as set forth below. Such written notice shall (a) state the number of shares of Common Stock with respect to which your Option is being exercised and (b) be accompanied by a wire transfer, cashier’s check, cash, money order or other form of payment deemed acceptable by the Administrator or its designee and made payable to Westlake Chemical Corporation in the full amount of the Grant Price for any shares of Common Stock being acquired and any appropriate withholding taxes (as provided in Paragraph 7 of this Appendix A), or by other consideration in the form and manner approved by the Administrator or its designee pursuant to Paragraphs 5 and 7 of this Appendix A. In the alternative, the Administrator or its designee may prescribe other procedures for exercise of your Option. If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action. You shall have no rights of a shareholder with respect to shares of Common Stock subject to your Option unless and until such time as your Option has been exercised and ownership of such shares of Common Stock has been transferred to you.

5.	Satisfaction of Grant Price

(a)	Payment of Cash or Common Stock. Your Option may be exercised by payment in cash (including check, bank draft, money order or wire transfer payable to the Company), in Common Stock, in a combination of cash and Common Stock or in such other manner as the Administrator in its discretion may provide. Payment in Common Stock shall only be permitted if and to the extent authorized by the Administrator.

(b)	Payment of Common Stock. The Fair Market Value of any shares of Common Stock tendered as all or part of the Grant Price shall be determined as provided in the Plan. The certificates evidencing shares of Common Stock tendered must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be tendered in exercise of your Option. Fractional shares may not be tendered in satisfaction of the Grant Price; any portion of the Grant Price which is in excess of the aggregate Fair Market Value of the number of whole shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the Grant Price being paid in Common Stock, an appropriate replacement certificate will be issued to you for the number of excess shares.

(c)

Broker-Assisted Exercise. At your request or the request of another person entitled to exercise this Option, and to the extent permitted by applicable law, the Administrator in its discretion may selectively approve “cashless exercise” arrangements with a brokerage firm under which such brokerage firm, on behalf of you or such other person exercising the Option, shall pay to the Company or its designee the Grant Price of the Option or of the portion being exercised, and the Company or its designee, pursuant to an irrevocable notice from you or such other person exercising the Option, shall promptly deliver the shares being purchased to such firm.

6.	Termination of Employment

(a)	General. The following rules apply to your Option in the event of your death, disability or other termination of employment.

(i)	Involuntary Termination Without Cause. If your employment with the Company or a Subsidiary is terminated by the Company or any such Subsidiary without Cause, your Option shall be exercisable to the extent vested on the date of your termination and shall become exercisable with respect to a portion of the previously unexercisable shares that were scheduled to become exercisable on the next vesting date, prorated for the number of full months you were employed from the most recent vesting date until the date of your termination. With respect to all vested shares, regardless whether vested as a result of your termination of employment or vested prior thereto, your Option shall remain exercisable for the longer of (i) 30 days following your termination date or (ii) the period during which you receive salary continuation under any separation agreement, policy, plan or other arrangement with the Company or any of its Subsidiaries, but not to exceed 180 days following your termination date; provided, however, that in no event shall the Option be exercisable after the Expiration Date. Upon expiration of the foregoing period, your Option shall terminate in all respects.

(ii)	Voluntary Termination. If you voluntarily terminate employment with the Company or a Subsidiary, your Option shall be exercisable to the extent vested on the date of your termination. With respect to all vested shares, your Option shall remain exercisable until the first to occur of (i) 30 days following your termination date, or (ii) the Expiration Date. Upon expiration of the foregoing period, your Option shall terminate in all respects.

(iii)	Termination with Cause. If your employment with the Company or a Subsidiary is terminated for Cause, your Option shall immediately terminate and shall no longer be exercisable.

(iv)	Termination by Reason of Death. If your employment terminates by reason of death, your Option will become fully vested and exercisable and will remain exercisable until the first to occur of (i) one year after the date of your termination, or (ii) the Expiration Date.

(v)	Termination by Reason of Disability. If your employment terminates by reason of total and permanent disability (as determined by the Administrator), your Option will be exercisable to the extent vested on the date of your termination, and will remain exercisable until the first to occur of (i) 180 days after the date of your termination, or (ii) the Expiration Date. Upon expiration of the foregoing period, your Option shall terminate in all respects.

(vi)	Adjustments by the Administrator. The Administrator may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately vested and exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this Paragraph 6(a), but not beyond the Expiration Date of your Option.

(b)	Administrator Determinations. The Administrator shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

(c)	Cause. For purposes of this Appendix A, Cause shall mean any of the following:

(i)	your conviction by a court of competent jurisdiction of any felony or a crime involving moral turpitude;

(ii)	your knowing failure or refusal to follow reasonable instructions given to you on behalf of the Company or reasonable policies, standards and regulations of the Company or any Subsidiary;

(iii)	your continued failure or refusal to faithfully and diligently perform the usual, customary duties of your employment with the Company or any Subsidiary;

(iv)	continuously conducting yourself in an unprofessional, unethical or immoral manner; or

(v)	any fraudulent conduct or conduct which discredits the Company or any Subsidiary or is detrimental to the reputation, character and standing of the Company or any Subsidiary.

7.	Tax Consequences and Withholding

(a)

You should consult the Plan Prospectus for a general summary of the federal income tax consequences of your Option based on currently applicable provisions of the Internal Revenue Code (the “Code”) and related regulations. The summary does not discuss state and local tax laws, which may differ from the federal tax law. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)	The Option is not intended to be an “incentive stock option,” as defined in Section 422 of the Code.

(c)	You must make arrangements satisfactory to the Company to satisfy any applicable federal, state or local withholding tax liability arising from the grant or exercise of your Option. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain shares of Common Stock having a Fair Market Value (as prescribed by the Plan) equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the exercise of your Option. You may not elect to have the Company withhold shares of Common Stock having a Fair Market Value in excess of the minimum statutory withholding tax liability.

8.	Restrictions on Resale

There are no restrictions imposed by the Plan on the resale of shares of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of shares acquired under the Plan by persons who are not affiliates of the Company. However, the timing of sales of shares may be restricted by applicable law, and the Company may, from time to time, adopt policies regarding timing of sales of shares by employees.

9.	Effect on Other Benefits

Income recognized by you as a result of exercise of the Option will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

If you have any questions regarding your Option or would like to obtain additional information about the Plan or the Administrator, please contact the Senior Vice President, Administration or the General Counsel of the Company, Westlake Chemical Corporation, 2801 Post Oak Boulevard, Suite 600, Houston, Texas 77056 (telephone (713) 960-9111). Your Award Letter and this Appendix A contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.